Consent of Independent Registered Public Accounting Firm

The Board of Directors
ShengdaTech, Inc.:

We consent to the use of our reports dated March 15, 2010, with respect to the consolidated balance sheets of ShengdaTech, Inc. and its subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K, Amendment No. 1, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report on the consolidated financial statements of ShengdaTech, Inc. refers to a retrospective change in the method of accounting for convertible notes.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2009 contains an explanatory paragraph that states management has not evaluated the effectiveness of internal control over financial reporting at Anhui Chaodong Nanomaterials Science and Technology Co., Ltd. (Chaodong), which was acquired in 2009. Our audit of internal control over financial reporting of ShengdaTech, Inc. as of December 31, 2009 also excluded an evaluation of the internal control over financial reporting of Chaodong.

KPMG
Hong Kong, China
July 29, 2010